AMENDMENT TO THE

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED MASTER SERVICES AGREEMENT (this "Amendment") effective as of the 25th day of February, by and among Cross Shore Discovery Fund, a Delaware statutory trust (the "Trust"), and Ultimus Fund Solutions, LLC, an Ohio limited liability company ("Ultimus").

WHEREAS, Ultimus and the Trust are parties to that certain Amended and Restated Master Services Agreement dated January 1, 2018 and a certain Fund Accounting Addendum dated April 1, 2020 (together the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement to extend the term of the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

Section 8.1. Initial Term of the Agreement is hereby deleted in its entirety and replaced with the following Section 8.1.:

8.1. Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, until December 31, 2025.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

CROSS SHORE DISCOVERY FUND                    ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Neil Kuttner                                                    By: /s/ Gary Tenkman

Name: Neil Kuttner                                                       Gary Tenkman

Title: President                                                              Chief Executive Officer